Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 6, 2020, except for Note 21(c) as to which the date is October 2, 2020, with respect to the consolidated financial statements of Codiak BioSciences, Inc. included the Registration Statement (Form S-1 333-252888) and related Prospectus of Codiak BioSciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 11, 2021